MUTUAL OF AMERICA LIFE INSURANCE COMPANY

320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224

1600 www.mutualofamerica.com

GROUP ANNUITY APPLICATION - DEFINED CONTRIBUTION

CONTRACT HOLDER:

ADDRESS:

EMPLOYER:

EMPLOYER IDENTIFICATION NUMBER:

PLAN:

☐	401(k)	☐	401(a) - Profit Sharing	☐	401(a) - Money Purchase

The Contract Holder represents that the plan indicated above is intended to be a qualified plan under Internal Revenue Code Section 401(a), and if applicable, including Internal Revenue Code 401(k) and agrees to provide evidence, satisfactory to the Company, of that qualification when requested by the Company.

The Contract Holder named above applies for a group annuity contract with Mutual of America Life Insurance Company to be used as the funding vehicle for the individually allocated plan indicated above.

The Contract Holder agrees to be bound by the terms of the group annuity contract and to fulfill all obligations required of the Contract Holder thereunder.

This application signed at	on	,	in the year .

City	State

CONTRACT HOLDER

By:
Title:

AMOUNTS HELD IN CONNECTION WITH THE CONTRACT APPLIED FOR MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR IN THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH SAID CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT.

DC-APP-2003